Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of ScoutCam Inc. of our report dated March 16, 2020, except for the effects of the reverse stock split discussed in Note 1(c) to the consolidated financial statements, as to which the date is October 19, 2021, relating to the financial statements of ScoutCam Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
October 19, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited